Exhibit 99.1

November 21, 2012

DAYSTAR TECHNOLOGIES, INC. Receives NASDAQ Notice
Regarding Late Form 10-Q Filing

DayStar Technologies, Inc. ( the "Company") (NASDAQ:DSTI) announced today that it received a letter from the NASDAQ Stock Market ("Nasdaq") on November 20, 2012 notifying the Company that it is not in compliance with the Nasdaq Listing Rule 5250(c) (1)because its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (the "Form 10-Q") was not filed on a timely basis with the Securities Exchange Commission ("SEC").

The NASDAQ letter notes that the Company is required to submit a plan to regain compliance with NASDAQ's filing requirements for continued listing by December 5, 2012 . Upon acceptance of the Company's compliance plan, NASDAQ is permitted to grant an extension of up to 180 days from the Form 10-Q's filing due date for the Company to regain compliance with NASDAQ's filing requirements for continued listing. The Company continues to focus significant efforts on completing the Form 10-Q filing for the quarter ended September 30, 2012 . Upon completion of this filing, DayStar Technologies, Inc. will be current in its financial reporting.

About DayStar:

DayStar Technologies, Inc. (DSTI) is a vertically integrated renewable energy project developer and infrastructure asset management company. We are focused on developing global project portfolios that provide high yield returns for shareholders and investors. For more information, visit the DayStar website at http://www.daystartech.com/.

Forward Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release that are not historical facts, including but not limited to, statements regarding the timing for the company to regain compliance with the NASDAQ listing rules, are forward-looking statements based on the company's current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference also made to the Risk Factors set forth in the company's Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in March 30, 2012 and in its Forms 10-Q filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise

For further information about this release contact : Bruce Nurse at (303) 662-1991 or brucenurse@comcast.net

Or William Nalley, The Orsay Groupe, Inc.at (305) 515-8077 and/or email: info@orsaygroupe.com